EXECUTION COPY

TRADING ADVISORY AGREEMENT

This AGREEMENT is made as of the 15th day of December 2016, by and between Centurion Investment Management, LLC, a Delaware limited liability company, located at 7 Times Square, 37th Floor, New York, NY 10036 (the “Trader”), and Altegris Advisors, L.L.C., a Delaware limited liability company located at 1200 Prospect Street, Suite 400, La Jolla, CA 92037 (the “Adviser”). The Adviser and the Trader are each and individually a “Party” and collectively the “Parties.”

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the Trader is regulated as a commodity trading advisor (“CTA”) by the U.S. Commodity Futures Trading Commission (“CFTC”) and National Futures Association (“NFA”);

WHEREAS, Northern Lights Fund Trust, a Delaware statutory trust (the “Trust”), is engaged in business as an open-end investment company with one or more series of shares and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust has retained the Adviser to perform investment advisory services for certain fund(s) within the Trust, including the Altegris Managed Futures Strategy Fund, a separate series of the Trust, and it wholly-owned subsidiary AMFS Fund Limited (collectively, the “Fund”) under the terms of investment advisory agreements between the Adviser and the Trust on behalf of the Fund and other fund(s) within the Trust, each dated September 1, 2013, and as may be further amended in the future (collectively, the “Management Agreement”);

WHEREAS, the Adviser, acting pursuant to the Management Agreement, wishes to retain the Trader, with the approval of the Board of Trustees of the Trust and, if required, the shareholders of the Fund, to provide commodity trading advisory services to a portion of the Fund’s assets allocated by the Adviser for management by the Trader (the “Allocated Portion”) in accordance with the terms of this Agreement (as it may be amended from time to time);

WHEREAS, the Trust has entered into a consulting agreement, as amended from time to time, with Northern Lights Compliance Services, LLC (the “Consulting Agreement”) to provide compliance services to the Trust in respect of the Fund and other series of the Trust, including compliance oversight of the Adviser’s management of the Fund and its delegation of certain duties to the Trader as set forth in this Agreement (the Management Agreement and the Consulting Agreement are collectively the “Trust Service Agreements”);

WHEREAS, the Adviser has furnished the Trader with copies of each of the following documents: (a) the Trust’s Agreement and Declaration of Trust (such Agreement and Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the “Declaration of Trust”); (b) By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time); (c) Prospectus and Statement of Additional Information of the Fund (“Prospectus” and “SAI”, respectively); and (d) policies and procedures of the Trust and the Trust Service Agreements that govern the Trader’s management of the Allocated Portion under this Agreement; and

WHEREAS, the Fund is a separate series of the Trust having separate assets and liabilities;

NOW, THEREFORE: the Parties hereby agree as follows:

1.	APPOINTMENT OF TRADER.

a.	Acceptance. The Adviser hereby retains the Trader to act as a CTA for and to manage the Allocated Portion of the Fund’s assets for the period and on the terms set forth in this Agreement. The Trader hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided.

b.	Independent Contractor. The Trader shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Fund.

c.	The Trader’s Representations. The Trader represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement. The Trader represents, warrants and agrees that it is registered as a CTA with the CFTC and regulated as such by the NFA and further represents, warrants and agrees that is duly organized and properly registered and operating under the laws of Delaware with the power to own its assets and carry on its business as it is now being conducted and as proposed to be conducted under the terms of this Agreement. The information contained in the Disclosure Document of the Trader as provided to the Adviser is true and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

d.	The Adviser’s Representations. The Adviser represents, warrants and agrees that (i) it is registered as an investment adviser under the Advisers Act and has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement; (ii) it has the authority under the Management Agreement to appoint the Trader; (iii) the Fund is either (1) excluded from the definition of the term “pool” under Section 4.5 of the General Regulations under the Commodity Exchange Act (“Rule 4.5”), or (2) a qualifying entity under Rule 4.5(b) for which a notice of eligibility has been filed; and (iv) the Adviser and the Fund shall qualify as a “Qualified Eligible Purchaser” as defined under Rule 4.7 of the regulations under the Commodity Exchange Act. The Adviser further represents, warrants and agrees that is duly organized and properly registered and operating under the laws of Delaware with the power to own its assets and carry on its business as it is now being conducted and as proposed to be conducted under the terms of this Agreement. The information contained in the Form ADV of the Adviser as provided to the Trader is true and complete in all material respects, and also as filed with the SEC and provided to clients, is true and complete in all material respects, and does not make any untrue statement of a material fact or omit to state any material fact which is required to be stated in the Form ADV. The Adviser acknowledges receipt of the Trader’s current Disclosure Document dated _________, 20__ .

e.	Plenary authority of the Board of Trustees. The Trader and Adviser both acknowledge that the Fund is a mutual fund that operates as a series of the Trust under the authority of the Board of Trustees.

2.	PROVISION OF TRADING SERVICES.

The Trading will provide for the Allocated Portion a continuing and suitable investment program consistent with the investment policies, objectives and restrictions of the Fund pursuant to investment guidelines established by the Trust and the Adviser and provided to the Trader in writing (the “Investment Guidelines”). The Parties acknowledge the current Investment Guidelines applicable to the Allocated Portion, including descriptions of each of the one or more strategies to be employed by the Trader from time to time in respect of the Allocated Portion (together, the “Strategies” and each, a “Strategy”) have been provided to the Trader. From time to time, the Adviser or the Trust may provide the Trader with written copies of additional or amended investment guidelines, or the Adviser Trader may determine to add, amend, or discontinue one or more new or existing Strategies, in each case which shall become effective at such time as agreed upon by both Parties in writing and promptly incorporated as an amendment of the Investment Guidelines (with any corresponding amendments, if necessary, to the Fund’s Prospectus and SAI being the responsibility of the Adviser and/or Trust). The Trader will manage the investment and reinvestment of the Allocated Portion, and perform the functions set forth below, subject to the overall supervision, direction, control and review of the Adviser, consistent with the applicable Investment Guidelines or any directions or instructions delivered to the Trader in writing by the Adviser or the Trust from time to time, and further subject to the plenary authority of the Board of Trustees. It is acknowledged and agreed by the Parties to this Agreement that any amendment to the Investment Guidelines from time to time as described above, including any addition, amendment or discontinuance of a Strategy or Strategies, will not constitute a termination of this Agreement, and further that any termination of this Agreement shall be made in accordance solely with the provisions of Section 8 of this Agreement.

Consistent with the Investment Guidelines, unless otherwise directed in writing by the Adviser or the Trust, the Trader shall have full discretionary authority to manage the investment of the Allocated Portion, including the authority to purchase, sell, cover open positions, and generally to deal in securities, financial and commodity futures contracts, options, short-term investment vehicles and other property comprising or relating to the Fund.

In addition, the Trader will in the performance of its duties and obligations under this Agreement in respect of the Allocated Portion:

a.	advise the Adviser and the Trust in connection with investment policy decisions to be made by it regarding the Allocated Portion;

b.	provide to the Adviser performance analysis and market commentary (the “Investment Report”) pertaining to each calendar quarter during the term of this Agreement, within fifteen (15) business days after the end of each quarter. In addition, interim Investment Reports shall be issued at such times as may be mutually agreed upon by the Adviser and Trader. The subject of each Investment Report shall be mutually agreed upon by the Adviser and Trader, which agreement shall not prohibit the Adviser from publicly distributing the same or similar information as is contained within each Investment Report;

c.	submit such reports and information as the Adviser or the Trust may reasonably request to assist the Fund’s administrator (the “Administrator”) in its determination of the market value of securities held in the Allocated Portion;

d.	place orders for purchases and sales of portfolio investments for the Allocated Portion;

e.	abide by applicable speculative position limits as imposed by the Commodity Futures Trading Commission or relevant contract market(s) in respect of the Trader’s trading of the Allocated Portion, and its other client accounts, in futures contracts, options on futures contracts, forward contracts, commodities, swaps and other instruments to which speculative position limits may apply;

f.	give instructions to the Fund’s custodian (the “Custodian”) concerning the delivery of securities and other property and transfer of cash for the Allocated Portion;

g.	maintain and preserve the records relating to its activities hereunder required by applicable law to be maintained and preserved by the Adviser, to the extent not maintained by the Adviser or another agent of the Trust, and the Trader hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Trust or the Adviser copies of any such records upon the Trust’s or Adviser’s request;

h.	as soon as practicable after the close of business each day, but no later than the close of business the following business day, provide the Administrator and/or Custodian, as requested (generally via electronic file format) with the trade information for each transaction effected for the Allocated Portion, provide copies of such trade tickets to the Adviser and the Trust upon request, and promptly forward to the Custodian and/or Administrator, as requested, copies of all brokerage or dealer confirmations;

i.	to the extent potential proxy voting rights attach to any investment or other property constituting the Allocated Portion, and absent specific instructions to the contrary provided to it by the Adviser or the Trust, and further subject to its receipt of all necessary voting materials, vote all proxies with respect to investments of the Allocated Portion in accordance with the Trader’s proxy voting policy as most recently provided to the Adviser and approved by the Trust;

the Adviser hereby delegates to the Trader the Adviser’s discretionary authority to exercise voting rights with respect to the securities and investments of the Allocated Portion. The Trader’s proxy voting policies shall comply with any rules or regulations promulgated by the SEC. The Trader shall maintain and preserve a record, in an easily-accessible place for a period of not less than three (3) years (or longer, if required by law), of the Trader’s voting procedures, of the Trader’s actual votes, and such other information required for the Trust to comply with any rules or regulations promulgated by the SEC in respect of the Fund. The Trader shall supply updates of this record to the Adviser or any authorized representative of the Adviser, or to the Trust on a quarterly basis (or more frequently, if required by law), in order to enable the Trust to complete proxy voting information in respect of the Fund as required by Form N-1A under the 1940 Act and the Securities Act of 1933, as amended (the “Securities Act”), Form N-PX under the 1940 Act and Form N-CSR under the Sarbanes-Oxley Act of 2002, as amended, respectively. The Trader shall provide the Adviser and the Trust with information regarding the policies and procedures that the Trader uses to determine how to vote proxies relating to the Allocated Portion. The Trust or the Adviser may request that the Trader vote proxies for the Allocated Portion in accordance with the Fund’s proxy voting policies;

j.	to the extent reasonably requested by the Trust, use its commercially reasonable best efforts to assist the Chief Compliance Officer of the Trust (“CCO”) comply with applicable requirements of Rule 38a-l under the 1940 Act and the Trust Service Agreements, including, without limitation, providing the CCO with (a) current copies of the compliance policies and procedures of the Trader in effect from time to time (including prompt notice of any material changes thereto), (b) a summary of such policies and procedures in connection with the annual review thereof by the Trust required under Rule 38a-l, and (c) upon request, a certificate of the chief compliance officer of the Trader to the effect that the policies and procedures of the Trader are reasonably designed to prevent violation of the Federal Securities Laws (as such term is defined in Rule 38a-l);

k.	act in conformity with the Declaration of Trust, the Prospectus and SAI and conform to and comply with applicable requirements of the 1940 Act, the Internal Revenue Code of 1986 and all other applicable federal laws and regulations, as each is amended from time to time;

l.	except as permitted by the Trust’s policies and procedures, not disclose but shall treat confidentially all information in respect of the portfolio investments of the Allocated Portion, including, without limitation, the identification and market value or other pricing information of any and all portfolio securities or other financial instruments held by the Allocated Portion, and any and all trades of portfolio securities or other transactions effected for the Allocated Portion (including past, pending and proposed trades); and

m.	provide reasonable assistance to the Adviser, the Administrator and/or the Trust with respect to the annual audit of the Fund’s financial statements, including, but not limited to: (i) providing broker contacts as needed for obtaining trade confirmations; (ii) providing, as applicable, copies of trade-related documentation, including, but not limited to, agreements relating to loans, swaps or other derivatives, or futures trading accounts, within a reasonable time after the execution of such agreements; (iii) providing assistance in obtaining trade confirmations in the event the Fund or the Fund’s independent registered public accounting firm is unable to obtain such confirmations directly from the brokers; and (iv) obtaining market quotations for investments that are not readily ascertainable in the event the Fund or the Fund’s independent registered public accounting firm is unable to obtain such market quotations through independent means.

The Adviser or its authorized agents will provide timely information to the Trader regarding such matters as inflows to and outflows from the Allocated Portion and the cash requirements of, and cash available for investment in, the Allocated Portion, and the Adviser or its authorized agents will timely provide the Trader, or arrange for the Trust to provide the Trader, with copies of monthly accounting statements for the Allocated Portion, and such other information as may be reasonably necessary or appropriate in order for the Trader to perform its responsibilities hereunder.

In the case of notices of class action suits received by Trader involving issuers, counterparties or other parties in interest with respect to investments presently or formerly held in the Allocated Portion, Trader shall promptly forward such notices to the Adviser or the Trust.

3.	ALLOCATION OF EXPENSES

Each Party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Adviser and Trader acknowledge and agree that the Fund shall assume the expense of:

a.	brokerage commissions for transactions in the portfolio investments of the Allocated Portion, and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

b.	Custodian, Administrator and other Fund service providers and operational fees and expenses;

c.	all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Fund to federal, state or other government agencies; and

d.	interest payable on any Fund borrowings.

The Trader specifically agrees that with respect to the operation of the Allocated Portion, the Trader shall be responsible for providing the personnel, office space and equipment reasonably necessary to provide its commodity trading advisory services in respect of the Allocated Portion hereunder. If the Adviser has agreed to limit the operating expenses of the Fund, the Adviser shall also be solely responsible on a monthly basis for any operating expenses that exceed the agreed upon expense limit. Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Fund and the Adviser in the Management Agreement or any other agreement to which they are Parties.

For the avoidance of doubt, the Trader shall not be responsible for any expenses incurred by the Trust, the Fund, the Allocated Portion or the Adviser.

4.	TRADING FEES

For all of the services rendered with respect to the Allocated Portion as herein provided, the Adviser shall pay to the Trader an annualized fee, based on the Current Net Assets (as defined below) of the Allocated Portion, as set forth in Schedule A attached hereto and made a part hereof. Such fee shall be accrued daily and payable monthly. In the case of termination of this Agreement with respect to the Fund during any calendar month, the fee with respect to the Allocated Portion accrued to, but excluding, the date of termination shall be paid promptly following such termination. For purposes of computing the amount of trading fee accrued for any day, “Current Net Assets” shall mean the net assets of the Allocated Portion, managed by the Trader, as of the most recent preceding day for which the Fund’s net assets were computed. The method of determining net assets of the Allocated Portion for purposes hereof shall be the same as the method of determining net asset value for purposes of establishing the offering and redemption price of shares of the Fund as described in the Fund’s Prospectus and/or SAI. As soon as practicable after the end of each calendar month, Trader will present a billing statement for the trading fee (calculated as described above) to the Adviser, indicating the total amount of the fee for the month, and any other amounts payable during the period as may be provided for under this Agreement. The Adviser agrees to pay the monthly trading fee no later than the fifteenth (15th) calendar day following receipt of the Trader’s billing statement.

5.	PORTFOLIO TRANSACTIONS

In connection with the investment and reinvestment of the assets of the Allocated Portion, the Trader is authorized to select the securities or commodity futures brokers or dealers that will execute purchase and sale transactions for the Allocated Portion of the Fund’s portfolio (the “Portfolio”) and to use all reasonable efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of investments for said Portfolio. The Trader may take into consideration the best net price available; the reliability, integrity and financial condition of the broker or dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker or dealer to the investment performance of the Allocated Portion on a continuing basis. The Trader will not take into consideration the sale of shares in the Fund by any broker or dealer. The Trader shall maintain records adequate to demonstrate compliance with the requirements of this section. Subject to the policies as the Trust’s Board of Trustees may determine and consistent, to the extent applicable, with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Trader shall have the right to follow a policy of selecting brokers or dealers who furnish brokerage and research services to the Allocated Portion or to the Trader, and who charge a higher commission rate to the Allocated Portion than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution. The Trader shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided and shall make reasonable reports regarding such determination and description of the products and services obtained if so requested by the Trust.

The Adviser authorizes the Trader to direct the Custodian to open and maintain brokerage accounts for securities, commodity futures and other property (all such accounts hereinafter called “brokerage accounts”) for and in the name of the Allocated Portion of the Fund and to execute for the Allocated Portion as its agent and attorney-in-fact standard customer agreements with such broker or brokers, dealers, futures commission merchants or other intermediaries and market participants as the Trader shall select as provided above; provided, however; that the Trader may only maintain accounts with brokers, dealers, futures commission merchants or other intermediaries and market participants that have entered into an agreement with the Fund and at which the Fund has an account. The Trader may, using such of the assets of the Allocated Portion as the Trader deems necessary or desirable, direct the Custodian to deposit for the Allocated Portion of the Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities, investments and other property into such brokerage accounts and to such brokers as the Trader deems desirable or appropriate. The Allocated Portion assets shall be maintained in the custody of the Custodian. The Trader shall cause all securities, commodity futures and other property purchased or sold for the Allocated Portion to be settled at the place of business of the Custodian or as the Custodian shall direct. All securities, commodity futures and other property of the Allocated Portion shall remain in the direct or indirect custody of the Custodian. The Trader shall notify the Custodian as soon as practicable of the necessary information to enable the Custodian to effect purchases and sales directed by the Trader.

The Trader further shall have the authority to instruct the Custodian (i) to pay cash for securities, commodity futures and other property delivered to the Custodian for the Allocated Portion, (ii) to deliver securities, commodity futures and other property against payment for the Allocated Portion, and (iii) to transfer assets and funds to such brokerage accounts as the Trader may designate, all consistent with the powers, authorities and limitations set forth herein. The Trader shall not have authority to cause the Custodian to deliver securities, commodity futures and other property, or pay cash to the Trader except as expressly provided herein.

In no instance will the Allocated Portion be purchased from or sold to the Adviser, Trader, the Trust’s principal underwriter or any affiliated person of any of the Trust, Adviser, Trader or the Trust’s principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC, the 1940 Act and/or the Trust’s written policies and procedures. The Adviser agrees to identify to the Trader in writing any brokers or dealers that are affiliated with the Adviser and all affiliated persons of any of the Trust, the Adviser and the Trust’s principal underwriter.

The Trader will promptly report any trading errors involving the Allocated Portion to the Adviser and the Trust’s CCO. Any losses to the Fund resulting from a trading error concerning a trade made by the Trader for the Allocated Portion, which cannot be unwound or reimbursed by the broker or dealer, will be promptly reimbursed to the Fund by the Trader. However, to the extent that the Fund receives any payments from the broker, dealer or another third party for the same loss, the Fund will promptly reimburse the Trader.

6.	LIMITATION ON TRADER LIABILITY; INDEMNIFICATION

a.	In the absence of willful misfeasance, bad faith or gross negligence on the part of the Trader, or reckless disregard of its obligations and duties hereunder, none of the Trader, its affiliates or their respective officers, controlling persons, members, partners, shareholders, agents or employees (each, an “Indemnified Person” and collectively, the “Indemnified Persons”) shall be subject to any liability to the Adviser, the Fund or the Trust for any act or omission in the course of, or connected with, rendering services hereunder. The Trader does not guarantee the future performance of the Allocated Portion or any specific level of performance, the success of any investment decision or strategy that Trader may use, or the success of Trader’s overall management of the Allocated Portion. The Adviser understands that investment decisions made for the Allocated Portion by the Trader are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable. Trader will manage only the Allocated Portion and in making investment decisions for the Allocated Portion, the Trader will not consider any other securities, cash or other investments owned by the Fund.

b.	Neither the Adviser (including its affiliates, their officers, controlling persons, agents or employees) nor the Trader (including all Indemnified Persons) shall be liable to one another for special, consequential or incidental damages.

c.	The Trader agrees to indemnify the Adviser, its affiliates, officers, controlling persons, agents, and employees for, and hold it harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Trader) or litigation (including reasonable legal and other expenses) (“Losses”) to which the Adviser may become subject as a direct result of Trader’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement; provided, however, that nothing contained herein shall require that the Adviser be indemnified for Losses that resulted from the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement; further provided that the Trader shall have been given written notice concerning any matter for which indemnification is claimed under this Section.

d.	The Adviser agrees to indemnify the Indemnified Persons for, and hold each Indemnified Person harmless against, any and all Losses to which such Indemnified Person may become subject as a direct result of this Agreement or Trader’s performance of its duties hereunder; provided, however, that nothing contained herein shall require that the Trader be indemnified for Losses that resulted from Trader’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement; provided that the Adviser shall have been given written notice concerning any matter for which indemnification is claimed under this Section.

7.	STANDARD OF CARE

The Trader shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 2 above) comply with the Investment Guidelines; shall act at all times in the best interests of the Fund; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise.

8.	TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT

This Agreement shall become effective as to the Fund upon its approval by the Board of Trustees of the Trust and its execution by the Parties hereto. Unless sooner terminated, this Agreement shall continue for an initial period of no more than two years from the effective date, and thereafter shall continue in effect for successive additional periods not exceeding one (1) year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Board of Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act;

This Agreement may be terminated (i) by the Trust on behalf of the Fund at any time without payment of any penalty, by the vote of a majority of the Board of Trustees of the Trust, or by vote of a majority of the outstanding voting securities of a Fund without the payment of any penalties, (ii) by the Adviser at any time, without payment of any penalty upon at least ten (10) days’, but not more than sixty (60) days’, written notice to the Trader, and (iii) by the Trader at any time, without payment of any penalty, upon at least ten (10) days’, but not more than sixty (60) days’, written notice to the Trust and the Adviser. In the event of a termination, the Trader shall cooperate in a commercially reasonable manner in the orderly transfer or liquidation of the Allocated Portion of the Fund’s assets, as instructed by the Adviser and, at the request of the Board of Trustees or the Adviser, transfer any and all books and records in respect of the Allocated Portion maintained by the Trader on behalf of the Fund; and

This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the 1940 Act. This Agreement will also terminate immediately in the event that the Management Agreement is terminated.

9.	SERVICES NOT EXCLUSIVE

The services of the Trader to the Adviser and the Allocated Portion are not to be deemed exclusive and the Trader shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that the Trader and each Indemnified Person may continue to engage in providing portfolio management services and advice to other investment advisory clients. The Adviser agrees that Trader and each Indemnified Person may give advice and take action in the performance of its duties with respect to any of the Trader’s or Indemnified Person’s other clients which may differ from advice given or the timing or nature of action taken with respect to the Allocated Portion. The Trader and the Indemnified Persons, however, shall not provide investment advice to any assets of the Fund other than the Allocated Portion. Nothing in this Agreement shall be deemed to require Trader or any Indemnified Person to purchase or sell for the Allocated Portion of the Fund any security or other property which the Trader or any Indemnified Person may purchase or sell for its or their own account or for the account of any other client.

10.	AGGREGATION OF ORDERS

Nothing in this Agreement shall preclude the combination of orders for the sale or purchase of portfolio securities or other investments of the Allocated Portion with those for other accounts managed by the Trader or its affiliates, to the extent permitted by applicable laws and regulations and only if orders are allocated in a manner deemed equitable by the Trader among the accounts. The Trader agrees that (i) it will not aggregate transactions unless aggregation is consistent with its duty to seek best execution; (ii) no account will be favored over any other account; each account participating in an aggregated order will participate at the average price for all transactions in that investment on a given business day, with transaction costs shared prorata based on each account’s participation in the transaction; and (iii) allocations will be made in accordance with the Trader’s compliance policies and procedures.

11.	NO SHORTING FUND SHARES; NO BORROWING FROM FUND

The Trader agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Fund. This prohibition shall not prevent the purchase of such shares by any of the officers or employees of the Trader or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the 1940 Act.

The Trader may not borrow any assets, securities or other property from the Fund.

12.	AMENDMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all Parties.

13.	NONPUBLIC PERSONAL INFORMATION; CONFIDENTIAL RELATIONSHIP.

Notwithstanding any provision herein to the contrary, the Trader agrees on behalf of itself and its controlling persons, officers, and employees (1) to treat confidentially and as proprietary information of the Fund (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm Leach Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation SAP or the G-LAB Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Trader. Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the

Trader may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

The Trader will not disclose, in any manner whatsoever, any list of securities or other investments held by the Fund, except in accordance with the Fund’s portfolio holdings disclosure policy or as otherwise directed in writing by the Adviser or the Trust. The Trader has adopted appropriate policies which require that each of its officers, employees, or other access persons refrain from disclosing the securities or other investments of the Fund, except in accordance with the Fund’s portfolio holdings disclosure policy or as otherwise directed in writing by the Adviser or the Trust.

14.	CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES

The Trader acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and the Fund are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust, the Trader agrees to use its commercially reasonable best efforts to assist the Trust and the Fund in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures. The Trader agrees to inform the Trust of any material development related to the Allocated Portion that the Trader reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act.

15.	COMPLIANCE PROGRAM AND REPORTING

The Trader acknowledges it is an “investment adviser” to the Fund as that term is defined in Section 2(a)(20) of the 1940 Act, and represents and warrants that it has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws as defined in Rule 38a-l of the 1940 Act, including adoption of a code of ethics consistent with the requirements of Rule 17j-l of the 1940 Act, in connection with its management of the Allocated Portion (the policies and procedures referred to in this Section are referred to herein as the Trader’s “Compliance Program”).

The Trader shall furnish the Adviser, the Board of Trustees of the Trust and/or the CCO of the Trust with such information, certifications and reports as such persons may reasonably deem appropriate or may reasonably request from the Trader regarding the Trader’s compliance with the Federal Securities Laws, as defined in Rule 38a-l under the 1940 Act. Upon the commercially reasonable request of the Adviser or the Trust given upon commercially reasonable advance notice, the Trader shall make its officers and employees available to the Adviser and/or the CCO of the Trust from time to time to review the Trader’s Compliance Program and its adherence thereto.

16.	REFERENCE TO ADVISER AND TRADER

a.	The Trader grants the Adviser non-exclusive rights to use, display and promote trademarks, symbols, logos or other trade dress of the Trader in conjunction with any activity associated with the Fund, and the Adviser may promote the identity of and services provided by the Trader to the Adviser, which references shall not differ in substance from those included in the Prospectus, SAI and this Agreement, in any advertising or promotional materials; provided, however, that at all times the Adviser shall protect the goodwill and reputation of the Trader in connection with marketing and promotion of the Fund; provided further that the Adviser shall submit to the Trader for its review and approval all such public informational materials relating to the Fund that refer to the Trader or its affiliates or to any recognizable variant or any registered mark or logo or other proprietary designation of the Trader or its affiliates. Approval shall not be unreasonably withheld by the Trader and notice of approval or disapproval will be provided promptly and in any event within three (3) business days. Subsequent advertising or promotional materials having very substantially the same form as previously approved by the Trader may be used by the Adviser without obtaining the Trader’s consent unless such consent is withdrawn in writing by the Trader.

b.	Neither the Trader nor any affiliate or agent of Trader shall make reference to or use the name of the Adviser or any of its affiliates, or any of their clients, except references concerning the identity of and services provided by the Adviser to the Fund or to the Trader Trader, which references shall not differ in substance from those included in the Prospectus, SAI and this Agreement, in any advertising or promotional materials without the prior approval of Adviser, which approval shall not be unreasonably withheld or delayed and notice of approval or disapproval will be provided promptly and in any event within three (3) business days. Subsequent advertising or promotional materials having very substantially the same form as previously approved by the Adviser, and without material difference in content, may be used by the Trader without obtaining the Adviser’s approval, unless the Adviser’s previous approval is withdrawn in writing. The Trader hereby agrees to make all commercially reasonable efforts to cause any agent or affiliate of the Trader to satisfy the foregoing obligation.

c.	It is understood that the name of each Party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the Party in question and its affiliates, and that each other Party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the Parties shall forthwith cease to use the names of the other Party (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

17.	OTHER SUBADVISERS

In performance of its duties and obligations under this Agreement, the Trader shall not consult with any other sub-adviser to or trader for the Fund or with the sub-adviser to or trader of a portfolio that is under common control with the Fund concerning transactions for the Fund in securities or other assets.

18.	NOTIFICATION

The Trader agrees that it will provide prompt notice to the Adviser and the Trust about: (a) material changes in the employment status of key investment and portfolio management personnel, including a Chief Investment Officer or similar position, involved in the management of the Allocated Portion; (b) material changes in the investment process used to manage the Allocated Portion; (c) material changes in senior management or operations of the Trader, including specifically changes in the roles of Chief Executive Officer, Chief Financial Officer, Chief Compliance Officer or General Counsel; or (d) any material change in ownership or capital structure of the Trader which may constitute an “assignment” of this Agreement as defined in Section 15 of the 1940 Act, and the rules promulgated thereunder.

19.	NOTICES

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

ADVISER:	Altegris Advisors, L.L.C.
1200 Prospect Street, Suite 400
La Jolla, CA 92037
Attention: Legal/Compliance Dept.

TRADER:	Centurion Investment Management, LLC
7 Times Square, 37th Floor
New York, NY 10036
Attention: Umran Zia

20.	ASSIGNMENT

This Agreement may not be assigned by any Party, either in whole or in part, without the prior written consent of each other Party.

21.	SEVERABILITY

If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

22.	CAPTIONS

The caption in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

23.	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware without giving effect to the conflict of laws principles of Delaware or any other jurisdiction; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act, and any rules and regulations promulgated thereunder.

24.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[signature page follows]

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN ANY TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED ANY TRADING PROGRAM OF THE ADVISOR OR THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day first set forth above.

ALTEGRIS ADVISORS L.L.C. (Adviser)

By:
Name: Matthew c. Osborne
Title: Chief Investment Officer

CENTURION INVESTMENT MANAGEMENT, LLC (Trader)

By:
Name: Umran Zia
Title: CEO

Signature Page to Trading Advisory Agreement

Schedule A

Series of Northern Lights Fund Trust	Annualized Trading Fee Rate as a Percentage of Daily “Current Net Assets” (as defined in Section 4 of this Agreement) of Allocated Portion
ALTEGRIS MANAGED FUTURES STRATEGY FUND	Fee Rate: 0.75%

Schedule A